Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                          Contact: Dennis Curtin
                                                         Chief Financial Officer
                                                Phone: 1-800-544-4624, ext. 3320

                      E-Z-EM ANNOUNCES RECORD NET SALES FOR
                            THIRD QUARTER FISCAL 2003

Lake Success, New York; April 15, 2003 -- E-Z-EM, Inc. (AMEX: EZM) today announced results for the third fiscal quarter of 2003 ended March 1, 2003. The Company reported net earnings of $280,000, or $.03 per share on both a basic and diluted basis, on record third quarter net sales of $33,093,000. In the third quarter of fiscal 2002, the Company reported net earnings of $1,157,000, or $.12 and $.11 per basic and diluted share, respectively, on net sales of $30,646,000. The Company attributed the sales results to continued growth in its AngioDynamics subsidiary and to strong sales of its diagnostic products in CT. These developments were partially offset by increased operating expenses and softness in traditional X-ray fluoroscopy product sales.

For the first nine months of fiscal 2003, the Company reported net earnings of $527,000, or $.05 per basic and diluted share, on net sales of $96,273,000. In the comparable period of the previous year, the Company reported a net loss of ($122,000), or ($.01) per basic and diluted share, on net sales of $88,916,000. Results for the current nine-month period include $698,000 in costs related to the recapitalization of the Company's two classes of common stock into a single, newly created class of common stock during the second quarter. The first nine months of fiscal 2002 included a restructuring charge of $1,492,000, or $.15 per basic share, associated with the December 2001 closure of the Company's liquid contrast manufacturing facility in Japan.

Commenting on the Company's results, Anthony A. Lombardo, E-Z-EM President and CEO, said, "The Company's net sales for both the quarter and year-to-date were up 8% from the same periods of fiscal 2002, with sales growing in both of our two radiology business segments--a reflection of the trends in CT imaging and interventional radiology that are fueling the radiology marketplace as a whole. Our AngioDynamics subsidiary continued its strong performance, with sales growing 24% for the quarter and 21% for the year-to-date. Growth was driven primarily by increasing sales of our dialysis products such as the MoreFlow(TM) and DuraFlow(TM) dialysis catheters, and by our recently introduced ELVS(TM) endovascular laser system--a new product for the treatment of varicose veins. We also continue to experience steady sales growth in our vascular access, PTA dilation catheters, and angiographic products. Our core E-Z-EM segment recorded 2% sales growth for the quarter and 4% for the year-to-date on increasing sales of our CT imaging products such as Readi-Cat(R) and our family of CT Smoothies. Sales of our EmpowerCT(R) injector system were also strong for the quarter.

"Recently, the Company announced that the Food & Drug Administration issued 510(k) clearance for Reactive Skin Decontamination Lotion (RSDL), a personal decontamination lotion for neutralizing and destroying chemical warfare (CW) agents.

The Company is the exclusive global manufacturer of RSDL through our E-Z-EM Canada subsidiary, under a license permitting sales to military and emergency services organizations. Together with O'Dell Engineering of Cambridge, Ontario, Canada, the Company has a long-term agreement to commercialize RSDL. We are extremely pleased that the FDA has approved RSDL, which we hope will lead to its adoption by the US Military as the standard product for all military branches for personal chemical warfare decontamination. While the US Military has not issued a field plan for RSDL at this time and the Company has not yet received purchase orders, the opportunity in the military and civilian markets for the RSDL product is truly exciting and may provide long-term growth for the Company in this area.

"Operating expenses increased 21% for the quarter and 13% for the year-to-date from comparable periods of the previous year. Expenses for the current nine-month period included the aforementioned $698,000 in costs related to the recapitalization of the Company's stock and ongoing investments in product development and in the sales and marketing infrastructure required to support new product releases. Investments this year have also included grant support of academic `Centers of Excellence' for Virtual Colonoscopy, which are developing and testing E-Z-EM products and conducting CME training courses for radiologists. We believe that these and other investments are helping the Company to build a leadership position in the Virtual Colonoscopy field. While we remain confident in the long-term potential of Virtual Colonoscopy, the modality is still in the early stages of its adoption as a screening tool for colorectal cancer. We also continue to expand the AngioDynamics sales force and to make other investments we believe are necessary to position the Company for continued growth in new and exciting markets while helping maintain its strong position in its core businesses."

The Company's cash, cash equivalents and short-term marketable securities at March 1, 2003, were $16.4 million. Net book value per basic share was $8.35 at March 1, 2003. The Company's balance sheet and financial position remain strong.

About E-Z-EM, Inc.

E-Z-EM is the world's largest manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete tool kit for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. E-Z-EM's wholly-owned subsidiary, AngioDynamics, manufactures a wide range of products, including angiographic, vascular access, thrombolytic, angioplasty, stents, as well as abdominal infection drainage products. AngioDynamics' focus is on diagnostic and therapeutic products for interventional radiology and other areas of minimally invasive surgery. Enteric Products, Inc., another subsidiary, develops, manufactures and markets tests for detection of the ulcer- and cancer-causing bacterium Helicobacter pylori. For additional information, please contact Tom Johnson at 1-800-544-4624, ext. 3317, (E-mail: tjohnson@ezem.com) or visit our corporate web site at www.ezem.com.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, the size and quantity of orders for RSDL, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 1, 2003, as well as its Annual Report on Form 10-K for the year ended June 1, 2002, may affect the actual results achieved by the Company.

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

FINANCIAL RESULTS OF THIRD QUARTER FOR E-Z-EM, INC. (AMEX-EZM)

                                             THIRD QUARTER ENDED                               NINE MONTHS ENDED
                                             -------------------                               -----------------

                                   March 1,       March 2,       Inc. (Dec.)         March 1,        March 2,      Inc. (Dec.)
                                     2003           2002        2003 vs. 2002          2003            2002       2003 vs. 2002
                                     ----           ----        -------------          ----            ----       -------------
Income Statement Data:

  Net Sales
      E-Z-EM                     $23,271,000    $22,893,000           2%           $69,782,000     $67,200,000          4%
      AngioDynamics              $10,103,000     $8,134,000          24%           $27,199,000     $22,480,000         21%
      Eliminations                 ($281,000)     ($381,000)         --              ($708,000)      ($764,000)        --
                                 --------------------------                        ---------------------------
                                 $33,093,000    $30,646,000           8%           $96,273,000     $88,916,000          8%

  Gross Profit (Loss)
      E-Z-EM                      $8,842,000     $9,072,000          -3%           $27,410,000     $25,678,000          7%
      AngioDynamics               $5,068,000     $3,816,000          33%           $14,029,000     $10,933,000         28%
      Eliminations                   $26,000       ($33,000)         --                $66,000        ($32,000)        --
                                 --------------------------                        ---------------------------
                                 $13,936,000    $12,855,000           8%           $41,505,000     $36,579,000         13%

  Gross Profit as a
  Percent of Sales                      42.1           41.9          --                   43.1            41.1         --

  Operating Expenses
      E-Z-EM                      $9,229,000     $8,001,000          15%   (1)     $28,801,000     $26,791,000          8%
      AngioDynamics               $4,232,000     $3,166,000          34%           $11,839,000      $9,302,000         27%
      Eliminations                                                   --                                                --
                                 --------------------------                        ---------------------------
                                 $13,461,000    $11,167,000          21%           $40,640,000     $36,093,000         13%

  Operating Profit (Loss)
      E-Z-EM                       ($387,000)    $1,071,000          --    (1)     ($1,391,000)    ($1,113,000)        25%
      AngioDynamics                 $836,000       $650,000          29%            $2,190,000      $1,631,000         34%
      Eliminations                   $26,000       ($33,000)         --                $66,000        ($32,000)        --
                                 --------------------------                        ---------------------------
                                    $475,000     $1,688,000         -72%              $865,000        $486,000         78%

  Net Earnings (Loss)               $280,000     $1,157,000         -76%              $527,000       ($122,000)        --

  Earnings (Loss) Per
  Common Share
      Basic                            $0.03          $0.12         -75%                 $0.05          ($0.01)        --
      Diluted                          $0.03          $0.11         -73%                 $0.05          ($0.01)        --

  Weighted Average
  Common Shares
      Basic                       10,081,150      9,823,719          --             10,030,664       9,831,219         --
      Diluted                     10,441,343     10,229,808          --             10,415,601       9,831,219         --

(1) - current nine month amount includes costs associated with the Company's common stock recapitalization of $698,000; prior nine month amount includes facility closing costs of $1,492,000.


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